As filed with the Securities and Exchange Commission on November 15, 2018

Registration No. 333-69022

Registration No. 333-171771

Registration No. 333-192431

Registration No. 333-220173

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-69022

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-171771

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-192431

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-220173

ON

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

magicJack VocalTec Ltd.

(Exact Name of Registrant as Specified in its Charter)

Israel	98-1045505
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

12 Haomanut Street, 2nd Floor

Poleg Industrial Zone, Netanya, Israel 42504

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

VocalTec Communications Ltd. 2000 Master Stock Option Plan

VocalTec Communications Ltd. Amended 2003 Master Stock Option Plan

magicJack Vocaltec Ltd. 2013 Stock Incentive Plan

magicJack Vocaltec Ltd. 2013 Israeli Stock Incentive Plan

Amended and Restated magicJack VocalTec Ltd. 2013 Stock Incentive Plan

Amended and Restated magicJack VocalTec Ltd. 2013 Israeli Stock Incentive Plan

(Full titles of the plans)

Thomas Fuller

Chief Financial Officer

magicJack VocalTec Ltd.

12 Haomanut Street, 2nd Floor

Poleg Industrial Zone, Netanya, Israel 42504

(561) 749-2255

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With copies to:

Patrick S. Brown

Sullivan & Cromwell LLP

1888 Century Park East, Suite 2100

Los Angeles, California 90067

(310) 712-6600

Indicate by check mark whether the registrant is a large accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. Check one:

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer (do not check if a smaller reporting company)	☐	Smaller reporting company	☐
Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES

magicJack VocalTec Ltd., an Israeli corporation (the “Registrant”) is filing this Post-Effective Amendment in connection with each of the following Registration Statements on Form S-8 (collectively, the “Registration Statements”):

1.	Registration Statement No. 333-69022, filed with the Securities and Exchange Commission (the “SEC”) by VocalTec Communications Ltd., the predecessor of the Registrant (“VocalTec”), on September 6, 2001, registering the offer and sale of the VocalTec’s ordinary shares, par value NIS 0.01 per share, issuable pursuant to the VocalTec Communications Ltd. 2000 Master Stock Option Plan.

2.	Registration Statement No. 333-171771, filed with the SEC by VocalTec on January 19, 2011, registering the offer and sale of the Registrant’s ordinary shares, no par value (“Ordinary Shares”), issuable pursuant to the VocalTec Communications Ltd. Amended 2003 Master Stock Option Plan.

3.	Registration Statement No. 333-192431, filed with the SEC by Registrant on November 20, 2013, registering the offer and sale of Registrant’s Ordinary Shares, issuable pursuant to the magicJack Vocaltec Ltd. 2013 Stock Incentive Plan and the magicJack Vocaltec Ltd. 2013 Israeli Stock Incentive Plan.

4.	Registration Statement No. 333-220173, filed with the SEC on August 25, 2017, registering the offer and sale of Registrant’s Ordinary Shares, issuable pursuant to the Amended and Restated magicJack VocalTec Ltd. 2013 Stock Incentive Plan and the Amended and Restated magicJack VocalTec Ltd. 2013 Israeli Stock Incentive Plan.

On November 14, 2018, pursuant to the Agreement and Plan of Merger, dated as of November 9, 2017, as amended, by and among B. Riley Financial, Inc., a Delaware corporation (“BRF”), B. R. Acquisition Ltd., an Israeli corporation and indirect subsidiary of BRF, and the Registrant, Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving corporation and as an indirect subsidiary of BRF (the “Merger”). The Registrar of Companies of the State of Israel declared the Merger effective on November 14, 2018.

As a result of the consummation of the Merger, the Registrant has terminated the offerings of its securities under the Registration Statements. In accordance with the undertaking made by the Registrant in the Registration Statement, the Registrant hereby removes and withdraws from registration all securities of the Registrant registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Arlington, state of Virginia, on November 15, 2018.

MAGICJACK VOCALTEC LTD.

By:	/s/ Kenneth M. Young
	Name:	Kenneth M. Young
	Title:	Chief Executive Officer and Authorized U.S. Representative

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-8.